CUSIP No. 293712105

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1  )

Enterprise Financial Services Corp
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

293712105
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                      Rule 13d-1(b)

☒                      Rule 13d-1(c)

☐                      Rule 13d-1(d)

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS Financial Edge Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 506,834
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 506,834
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 506,834
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS Financial Edge—Strategic Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 228,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 228,953
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS Goodbody/PL Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 185,527
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 185,527
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 185,527
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS PL Capital/Focused Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 77,304
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 77,304
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,304
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 813,091
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 813,091
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 813,091
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS PL Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 998,618
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 998,618
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 998,618
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS Goodbody/PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 185,527
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 185,527
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 185,527
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS John W. Palmer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,000
	6	SHARED VOTING POWER 1,001,618
	7	SOLE DISPOSITIVE POWER 2,000
	8	SHARED DISPOSITIVE POWER 1,001,618
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,003,618
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS Richard J. Lashley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,001,618
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,001,618
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,001,618
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 293712105

1	NAME OF REPORTING PERSONS PL Capital LLC Defined Benefit Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) <0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) EP

CUSIP No. 293712105

Item 1(a).	Name of Issuer:

Enterprise Financial Services Corp

Item 1(b).	Address of Issuer’s Principal Executive Offices:

150 North Meramec, Clayton, MO  63105.

Item 2(a).	Name of Persons Filing:

The parties identified in the list below constitute the “PL Capital Group.”

●	Financial Edge Fund, L.P., a Delaware limited partnership (“Financial Edge Fund”).

●	Financial Edge-Strategic Fund, L.P., a Delaware limited partnership (“Financial Edge Strategic”).

●	PL Capital/Focused Fund, L.P., a Delaware limited partnership (“Focused Fund”).

●	PL Capital, LLC, a Delaware limited liability company and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund (“PL Capital”).

●
PL Capital Advisors, LLC, a Delaware limited liability company and investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL Capital, L.P. (“PL Capital Advisors”).

●	Goodbody/PL Capital, L.P., a Delaware limited partnership (“Goodbody/PL LP”).

●	Goodbody/PL Capital, LLC, a Delaware limited liability company and General Partner of Goodbody/PL LP (“Goodbody/PL LLC”).

●	PL Capital LLC Defined Benefit Plan, a pension plan established for the benefit of Richard J. Lashley and John W. Palmer (“PL Capital Pension Plan”).

●	Richard J. Lashley and John W. Palmer, Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC and Trustees of the PL Capital Pension Plan.

The joint filing agreement of the PL Capital Group is attached as Exhibit 1 to the initial Schedule 13G filed on May 16, 2014.

CUSIP No. 293712105

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP, Goodbody/PL LLC, PL Capital Pension Plan, Mr. Palmer and Mr. Lashley is:  c/o PL Capital, 47 East Chicago Avenue, Suite 336, Naperville, Illinois 60540.  Each of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP and Goodbody/PL LLC are engaged in various interests, including investments.  PL Capital Pension Plan is a pension plan.

Item 2(c).	Citizenship:

All of the individuals who are members of the PL Capital Group are citizens of the United States.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

293712105

Item 3.	If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4.                         Ownership:

The following list sets forth the aggregate number and percentage (based on 19,785,022 shares of Common Stock outstanding as of October 29, 2014 as reported in the Issuer’s 10-Q, as filed on October 31, 2014) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2(a):

Name	Shares of Common Stock Beneficially Owned (Shared Voting and Investment Power for all Shares, except where individual ownership noted)	Percentage of Shares of Common Stock Beneficially Owned
Financial Edge Fund	506,834	2.6%
Financial Edge Strategic	228,953	1.2%
Focused Fund	77,304	0.4%

CUSIP No. 293712105

Name	Shares of Common Stock Beneficially Owned (Shared Voting and Investment Power for all Shares, except where individual ownership noted)	Percentage of Shares of Common Stock Beneficially Owned
PL Capital	813,091	4.1% (indirect beneficial ownership as general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund)
PL Capital Advisors	998,618	5.0% (indirect beneficial ownership as investment adviser to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP)
Goodbody/PL LP	185,527	0.9%
Goodbody/PL LLC	185,527	0.9% (indirect beneficial ownership as general partner of Goodbody/PL LP)
John W. Palmer	1,003,618
5.1%
(indirect beneficial ownership as managing member of PL Capital, PL Capital Advisors, Goodbody/PL LLC and Trustee of the PL Capital Pension Plan; individual direct beneficial  ownership of 2,000 shares)

CUSIP No. 293712105

Name	Shares of Common Stock Beneficially Owned (Shared Voting and Investment Power for all Shares, except where individual ownership noted)	Percentage of Shares of Common Stock Beneficially Owned
Richard J. Lashley	1,001,568	5.1% (indirect beneficial ownership as managing member of PL Capital, PL Capital Advisors, Goodbody/PL LLC and Trustee of the PL Capital Pension Plan)
PL Capital Pension Plan	3,000	<0.1%

PL Capital is the General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital, they have the power to direct the affairs of PL Capital.  Therefore, PL Capital may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic and Focused Fund.

Goodbody/PL LLC is the general partner of Goodbody/PL LP.  Because Mr. Palmer and Mr. Lashley are the Managing Members of Goodbody/PL LLC, they have the power to direct the affairs of Goodbody/PL LP.  Therefore, Goodbody/PL LLC may be deemed to share with Messrs. Palmer and Lashley voting and dispositive power with regard to the shares of Common Stock held by Goodbody/PL LP.

PL Capital Advisors is the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital Advisors, they have the power to direct the affairs of PL Capital Advisors.  Therefore, PL Capital Advisors may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, and Focused Fund.

John W. Palmer and Richard J. Lashley are the Trustees of the PL Capital Pension Plan and have the power to direct the affairs of the Plan.  Therefore, the PL Capital Pension Plan is deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to shares of Common Stock held by the Plan.

CUSIP No. 293712105

Item 5.                         Ownership of Five Percent or Less of a Class:

N/A

Item 6.                         Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

N/A

Item 8.                         Identification and Classification of Members of the Group:

See Item 2(a) above.

Item 9.                         Notice of Dissolution of Group:

N/A

Item 10.                       Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP No. 293712105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 9, 2015

FINANCIAL EDGE FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
FINANCIAL EDGE-STRATEGIC FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL/FOCUSED FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
GOODBODY/PL CAPITAL, L.P. By: GOODBODY/PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

CUSIP No. 293712105

GOODBODY/PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL ADVISORS, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

By: /s/ John W. Palmer John W. Palmer
By: /s/ Richard J. Lashley Richard J. Lashley